EXHIBIT 4.7
PROMISSORY NOTE

SAN BERNARDINO, CALIFORNIA
$3,850,000.00	AUGUST 5, 2008
FOR VALUE RECEIVED, the undersigned, NETREIT, a California corporation (“Maker”), hereby promises to pay to MTL INSURANCE COMPANY, an Illinois corporation (“Lender”), or order, at 1200 Jorie Boulevard, Attention: Real Estate Investments, Oak Brook, Illinois 60523-2269, or at such other place, or to such other party or parties as the holder of this Promissory Note (the “Note”) may from time to time designate, the principal sum of Three Million Eight Hundred Fifty Thousand and No/100 Dollars ($3,850,000.00), together with interest to be computed on the unpaid principal balance from the date the funds are advanced at the rate of six and one-half percent (6.50%) per annum until the date of maturity and at the rate of fourteen percent (14%) per annum thereafter. Interest shall be calculated on the basis of a three hundred sixty (360) day year and the actual days elapsed.
A payment of accrued interest shall be due and payable on September 1, 2008. Thereafter, principal and interest on this Note shall be due and payable on the first (1st) day of each month in consecutive monthly installments of Twenty-Five Thousand Nine Hundred Ninety-Five and 48/100 Dollars ($25,995.48) each, beginning October 1, 2008, and continuing on the first (1st) day of each month thereafter until the entire indebtedness evidenced hereby is fully paid. Unless this Note has matured earlier, pursuant to acceleration upon default or otherwise, the entire amount of principal and accrued but unpaid interest shall be due and payable on September 1, 2015. Absent any default, each installment shall be credited first on interest then due and the remainder on principal, except that if any advance made by the holder hereof under the terms of any instrument securing this Note has not been repaid, such installment may, at the option of the holder, be credited first to repay such advance and interest thereon. All amounts payable hereunder shall be paid in lawful money of the United States.
At its sole option, the holder of this Note may accept delinquent payments. On each installment (or any other amount owing pursuant to this Note or any other document securing this Note) paid after its due date there shall be a late charge of four percent (4%) of the amount of such installment or other amount. In addition, the holder hereof may, at its sole option, require payment of default interest on the entire unpaid principal balance of this Note and any other amounts owing pursuant to this Note or any other document securing this Note at the rate of fourteen percent (14%) per annum, from the date of such default until such default is cured by Maker. Acceptance of any such delinquent installment or other amount and the late charge thereon or default interest applicable thereto shall not constitute a waiver of the right to declare the whole sum of principal, interest and prepayment premium immediately due and payable in the event of any subsequent default.
This Note is closed to prepayment for the first three (3) loan years. Thereafter, this Note may be paid in whole, together with all accrued and unpaid interest thereon, upon ninety (90) days’ prior written notice and payment of a prepayment premium during the fourth (4th) loan year equal to four percent (4%) of the entire amount prepaid, with the prepayment premium to be reduced to three percent (3%) during the fifth (5th) loan year and to one percent (1%) during the sixth (6th) and seventh (7th) loan years. As used herein, the term “loan year” shall mean each successive twelve (12) month period, with the first (1st) loan year commencing on the due date of the first (1st) payment hereunder, i.e. August 1, 2008, and each subsequent loan year commencing on each successive anniversary thereof. Notwithstanding the foregoing, prepayment of this Note in full without payment of any prepayment premium shall be permitted during the last ninety (90) days of the term of this Note. No partial prepayments shall be permitted hereunder. Any prepayment of this Note shall be made only on the first (1st) day of a calendar month following ninety (90) days prior written notice to Lender.
If maturity of this Note is accelerated by the holder hereof because of an event of default, as herein provided, or under the Deed of Trust, Security Agreement and Fixture Filing (the “Deed of Trust”) securing this Note, and a tender of payment is made by or on behalf of Maker in an amount necessary to satisfy the indebtedness at any time: (1) prior to judicial confirmation of foreclosure sale; or (2) prior to trustee’s sale; such tender shall constitute an evasion of the prepayment premium provided for in this Note, and shall be treated as a prepayment hereunder. Any such tender must therefore include a default prepayment premium during the first three (3) loan years equal to ten percent (10%) of all principal, and thereafter, such default prepayment premium shall be as described above in the preceding paragraph and will apply to all sums outstanding due Lender.

BY INITIALING BELOW, MAKER EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT, PURSUANT TO THE TERMS OF THIS NOTE, IT HAS AGREED THAT IT HAS NO RIGHT TO REPAY THIS NOTE IN WHOLE OR IN PART WITHOUT PREMIUM EXCEPT AS OTHERWISE PROVIDED IN THE NOTE. FURTHERMORE, BY INITIALING BELOW, MAKER WAIVES ANY RIGHTS IT MAY HAVE UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE, AND EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT LENDER HAS MADE OR ACQUIRED THE LOAN EVIDENCED IN RELIANCE ON THE AGREEMENTS AND WAIVER OF MAKER AND THAT LENDER WOULD NOT HAVE MADE OR ACQUIRED THIS LOAN WITHOUT SUCH AGREEMENTS AND WAIVER OF MAKER.

[Initials]
Time is of the essence for payment of all sums due under this Note. This Note shall become immediately due and payable at the option of the holder hereof without presentment or demand or any notice to Maker or any other person obligated hereon, upon default in the payment of any of the principal or any interest thereon when due, or upon default in payment or failure of Maker to fully perform all covenants, conditions, and obligations imposed under the terms and conditions of that certain Loan Commitment issued by Lender to Maker on May 7, 2008, as accepted by Maker on May 7, 2008, as amended (the “Loan Commitment Agreement”), or any instrument securing this Note, or any other agreement relating to the subject matter of the loan evidenced by this Note, or if any default occurs or condition exists which authorizes the acceleration of the maturity hereof under any of the foregoing documents. Notwithstanding the foregoing, in the event of Maker’s failure to perform any non-monetary obligation under any of the foregoing documents, Maker shall not be in default under this Note, unless Maker fails to cure such failure within thirty (30) days after written notice from Lender of such failure, provided, however, said thirty (30) day cure period shall not apply to: (1) any failure by Maker in satisfying any insurance requirements set forth in Section 1.6 of the Deed of Trust or (2) any voluntary bankruptcy proceeding commenced by Maker. Failure to exercise this option shall not constitute a waiver of the right to declare the whole sum of principal, interest and prepayment premium immediately due in the event of any subsequent default.
Except as provided herein, Maker, endorsers, guarantors and sureties of this Note, and each of them, hereby waive (1) diligence, demand, presentment for payment, notice of non-payment, protest, notice of protest and all other notice, (2) filing of suit, and (3) diligence in collecting this Note. Maker, endorsers, guarantors and sureties of this Note agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by any of them, to first institute suit or exhaust its remedies against any maker or others liable for payment of this Note, and consent to any extension or postponement of time of payment of this Note or any other indulgence with respect thereto, including, but not limited to, the release of any party primarily or secondarily liable hereon, without notice thereof to any of them. Maker, endorsers, guarantors and sureties of this Note further severally waive the defenses of any other maker, including the defense of the statute of limitations, or any right of offset, and the benefit of any exemption laws as to the loan indebtedness evidenced by this Note, and consent that the holder of this Note may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the loan indebtedness evidenced by this Note, at the request of any other person liable hereon; any such consent shall not alter nor diminish the liability of any person.
It is the specific intent of Maker and Lender that this Note bear a lawful rate of interest, and if any court of competent jurisdiction should determine that the interest rates (or any other charges or costs set forth herein, or in any other Loan Document, that is deemed to be interest) provided herein exceed that which is permitted for the type of transaction evidenced hereby, the interest rates (and other applicable charges or costs) shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to Maker on demand.
This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest and assigns.
In the event any holder hereof utilizes the services of an attorney in attempting to collect the amounts due hereunder or to enforce the terms hereof, or of the Loan Commitment Agreement or any other loan documents relating to the loan evidenced by this Note, or if any holder hereof becomes party plaintiff or defendant in any legal proceeding in relation to the collateral described in any of the documents evidencing, securing or executed in connection with the loan evidenced by this Note (unless such document or instrument expressly provides to the contrary), including, but not limited to, one or more Guaranties of even date herewith (collectively, the “Loan Documents”) or for the recovery or protection of the loan indebtedness evidenced hereby, Maker, and its successors and assigns, shall pay to such holder hereof, on demand, all costs and expenses so incurred, including reasonable attorney’s fees, including those costs, expenses and attorney fees incurred after the filing by or against Maker of any proceeding under any chapter of the United States Bankruptcy Code, or similar federal or state statute, and whether incurred in connection with the involvement of any holder hereof as creditor in such proceedings or otherwise, and they will each make payment hereunder without prior resort of the holder hereof to any security or against any other maker, endorser or guarantor.

If any provision hereof should be held unenforceable or invalid, in whole or in part, then such unenforceable or void provision or part thereof shall be deemed separable from the remaining provisions hereof and shall in no way affect the validity of this Note.
This Note is secured by the Deed of Trust of even date herewith for the benefit of Lender, which is a lien on certain real property in San Bernardino County, California. This Note is also secured by an Assignment of Leases and Rents and Financing Statement, all of even date herewith.
Maker acknowledges and agrees that Maker has read and understands the prohibition on Transfers and further encumbrances in Section 3.2 of the Deed of Trust which are set forth more fully below and confirms Maker’s agreement with the foregoing provisions by initialing the following space:

[Initials]
“Sales or Transfers. Unless prior thereto Trustor shall have obtained the prior written consent of Beneficiary, which consent may be given or withheld in Beneficiary’s sole and absolute discretion, Trustor shall be in default hereunder:
A. On sale, conveyance, assignment, further encumbrance or other transfer of: (1) all or any part of the Trust Property or any interest therein (whether voluntarily or by operation of law) other than leasing in the ordinary course of business; or (2) any beneficial interest of Trustor in the Trust Property; or
B. If Trustor is a corporation, partnership, limited liability company, or other legal entity, upon any changes in the ownership of Trustor resulting in a transfer of fifty percent (50%) or more of such ownership interests (calculated on a cumulative basis) as of the date hereof.
Upon the occurrence of such an event of default, Beneficiary may, in its sole and absolute discretion, accelerate the maturity of the Note secured hereby so that the entire principal balance plus accrued interest to date and a prepayment premium is due and payable. In the event of any such acceleration of the Note, the prepayment premium shall be ten percent (10%) during the first three (3) loan years (as defined in the Note) and in accordance with the prepayment privilege set forth in the Note thereafter. If a sale is proposed wherein the purchaser desires to assume and agree to pay the Note, Beneficiary may, in its sole and absolute discretion, approve such sale and assumption if it is satisfied with the purchaser, the terms of the sale and the interest rate on the Note. In connection with any such sale or transfer, reimbursement of all fees and costs incurred by Beneficiary, including attorneys’ fees and costs, and payment of an assumption fee of one percent (1%) of the then outstanding principal balance on the Note shall each be conditions to any such approval by Beneficiary. No transfer of the Trust Property shall relieve Trustor of its liability and obligations pursuant to the Loan Documents, unless agreed to by Beneficiary in writing.
Notwithstanding the above and providing no default exists, transfers of ownership interest in the Trust Property between Trustor and another entity directly owned or controlled by Trustor will be permitted without invoking the one-time assumption provision in the preceding paragraph, provided that Beneficiary is provided notice and documentation of the transfer, that Trustor maintains management control of the Trust Property and that Beneficiary is reimbursed for any out-of-pocket costs which Beneficiary incurs relative to such transfer.”

All notices required or permitted under this Note shall be in writing and shall be given by: (1) hand delivery to the address for notices; or (2) delivery by overnight courier service to the address for notices; or (3) by certified mail, return receipt requested, addressed to the address for notices by United States Mail, postage prepaid.
All notices shall be deemed received upon the earlier to occur of: (a) the hand delivery of such notice to the address for notices; (b) one (1) day after the deposit of such notice with an overnight courier service addressed to the address for notices; or (c) three (3) days after depositing the notice in the United States Mail as set forth in (3) above.
All notices shall be addressed to the following addresses:

If to Maker:	NetReit
365 S. Rancho Santa Fe Road, Suite 300
San Marcos, CA 92078-2338

If to Lender:	MTL Insurance Company
1200 Jorie Boulevard
Oak Brook, Illinois 60523-2269
Attention: Vice President
Real Estate Investments
or to such other person or at such other place as any party hereto may by notice designate as a place for service of notice.
This Note shall be construed according to the laws of the State of California. Maker hereby submits to personal jurisdiction in the State of California for the enforcement of this Note and waives any and all right to object to such jurisdiction for the purposes of litigation to enforce this Note. Maker further agrees that in the event such litigation is commenced at any time when Maker is not permanently domiciled in the State of California, Maker shall be deemed subject to such proceeding by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Jack K. Heilbron or Kenneth W. Elsberry, 365 S. Rancho Santa Fe Road, Suite 300, San Marcos, California 92078-2338 or Bruce Rushall, Esq., Rushall & McGeever, 6100 Innovation Way, Carlsbad, California 92009, whom Maker hereby designates and appoints as Maker’s agent for service of process in the State of California.
Maker agrees that this appointment of an agent for service of process is made for the mutual benefit of Maker and Lender and may not be revoked without Lender’s consent, in its sole and absolute discretion. Maker hereby agrees and consents that any such service of process upon such agent shall be taken and held to be valid personal service upon Maker whether or not Maker shall be then physically present, residing within, or doing business within the State of California, and that any such service of process shall be of the same force and validity as if service were made upon Maker when physically present, residing within, or doing business in the State of California. Maker waives all claim of error by reason of any such service. Maker hereby consents to the jurisdiction of either the Superior Court of San Bernardino County, California or the United States District Court for the Central District of California, in any action, suit or proceeding which Lender may at any time wish to file in connection with this Note or any related matter. Maker irrevocably and unconditionally submits to exclusive personal and subject matter jurisdiction of either of said Courts, stipulates that venue is proper and appropriate for any proceeding in either of said Courts, and waives any claim that any action or proceeding brought in either of said Courts has been brought in an inconvenient forum.
Maker agrees that (i) the obligation evidenced by this Note is an exempt transaction under the Truth In Lending Act, 15 U.S.C., Sections 1601 et seq., and (ii) the proceeds of the indebtedness evidenced by this Note will not be used for the purchase of registered equity securities within the purview of Regulation “U” issued by the Board of Governors of the Federal Reserve System.

Subject to the exceptions and qualifications described below, Maker’s liability for the payment of the indebtedness or performance of the obligations evidenced by or created or arising under this Note or the Deed of Trust and other Loan Documents securing this Note shall be limited to its interest in the property encumbered by the Deed of Trust and other Loan Documents. In addition, subject to the exceptions and qualifications described below, any judgment or decree in any action brought to enforce the obligation of Maker to pay such indebtedness or perform such obligations shall be enforceable against Maker only to the extent of its interest in the property encumbered by the Deed of Trust and other Loan Documents and any such judgment shall not be subject to execution on nor be a lien on assets of Maker other than its interest in such property. The foregoing limitation of Maker’s liability shall be subject to the following exceptions and qualifications:
1. N/A
2. Maker shall be fully and personally liable to the extent of loss, damage or other sums owing to Lender and resulting from any of the following: (A) as a result of any fraud or misrepresentation by Maker; (B) misappropriation by Maker of funds relating to or generated by the Property; (C) any waste to the premises and improvements securing the loan evidenced by this Note; (D) any retention of rental income, security deposits or similar income for the property securing this Note after an event of default hereunder (other than funds used to maintain said property); (E) any funds expended by Lender in performance of Maker’s obligation under any leases for the property securing this Note; (F) any sums advanced by Lender to pay taxes and insurance on the property securing this Note (other than funds paid out of Maker’s impound account with Lender); (G) any interest due and accrued under this Note; (H) any costs incurred by Lender to enforce the terms of this Note or the Loan Documents; (I) any removal and failure to replace any personal property collateral securing this Note; (J) misapplication of insurance or condemnation proceeds; (K) compliance with the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; and (L) those obligations set forth in that certain Indemnity Agreement Regarding Hazardous Materials of even date herewith executed by Maker, Jack Heilbron and Kenneth Elsberry in favor of Lender.
3. Nothing contained herein shall affect or limit the ability of Lender to enforce any of its rights or remedies with respect to any property encumbered by the Deed of Trust or other Loan Documents.
4. Nothing contained herein shall affect or limit the rights of Lender to proceed against any person or entity with respect to the enforcement of any guaranty or other similar rights.
MAKER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE, OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

NETREIT, a California corporation
By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Secretary and Chief Financial Officer